                                   EXHIBIT 10.17

                              BUSINESS LOAN AGREEMENT



       This Agreement dated as of SEPTEMBER 13, 1999, is between Bank of America, N.A. (the "Bank") and IMPCO Technologies, Inc. (the "Borrower").

1.     FACILITY NO. 1:  REVOLVING LINE OF CREDIT AMOUNT AND TERMS

       1.1    LINE OF CREDIT AMOUNT.

              (a) During the availability period described below, the Bank will provide a line of credit ("Facility No. 1") to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is Twenty Million Dollars ($20,000,000).

              (b) This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrower may prepay principal amounts and reborrow them.

              (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit and not yet reimbursed to exceed the Facility No. 1 Commitment.

       1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and August 31, 2001 (the "Revolving Line Expiration Date") unless the Borrower is in default.

       1.3    INTEREST RATE.

              (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus the Applicable Amount (defined in subparagraph (c) below).

              (b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

              (c) "Applicable Amount" means, for any Pricing Period, the per annum amounts set forth below and opposite the applicable Pricing Level:

-------------------------------------------------------------------------------------
                                     APPLICABLE AMOUNT
 PRICING LEVEL                  (IN BASIS POINTS PER ANNUM)
-------------------------------------------------------------------------------------
                                                              CAYMAN RATE + AND
                                     REFERENCE RATE +           LIBOR RATE  +
-------------------------------------------------------------------------------------
                  1                          -50                     112.5
-------------------------------------------------------------------------------------
                  2                          -50                     125
-------------------------------------------------------------------------------------
                  3                          -25                     137.5
-------------------------------------------------------------------------------------

              "Pricing Level" means, for the first Pricing Period, Pricing Level 2 and, for each Pricing period thereafter, the pricing level set forth below opposite the funded debt to EBITDA ratio, calculated as provided in Paragraph 14.5 below, achieved by the Borrower as of the first day of that Pricing Period:

                 PRICING LEVEL     FUNDED DEBT/EBITDA RATIO
                 1                 < 1.50 to 1.00
                 2                 > =1.50 to 1.00 but < 2.50 to 1.00
                 3                 > =2.50 to 1.00

       "Pricing Level Change Date" means, with respect to any change in the Pricing Level which results in a change in the Applicable Amount, the earlier of five (5) business days after the date upon which the Borrower delivers a compliance certificate to the Bank as required under Paragraph 14.2(f) below reflecting such changed Pricing Level or five (5) business days after the date upon which the Borrower is required by Paragraph 14.2(f) to deliver such compliance certificate; provided, however, that if the compliance certificate is not delivered by the date required by Paragraph 14.2(f), then, subject to the other provisions of this Agreement, commencing on the date such compliance certificate was required until such compliance certificate is delivered, the Applicable Amount shall be based on the next higher level than the one previously in effect, and from and after the date such compliance certificate is thereafter received, the Applicable Amount shall be as determined from such compliance certificate.

       "Pricing Period" means (a) the period commencing on the date of execution of this Agreement and ending on the first Pricing level Change Date to occur thereafter and (b) each subsequent period commencing on each Pricing Level Change Date and ending on the day prior to the next Pricing Level Change Date.

       1.4    REPAYMENT TERMS.

              (a) The Borrower will pay interest on September 30, 1999, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

              (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Revolving Line Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

       1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

              (a)    the Cayman Rate plus the Applicable Amount.

              (b)    the LIBOR Rate plus the Applicable Amount.

       1.6    LETTERS OF CREDIT.  This line of credit may be used for financing:

              (i) commercial letters of credit with a maximum maturity of 180 days but not to extend more than 90 days beyond the Revolving Line Expiration Date. Each commercial letter of credit will require drafts payable at sight.

              (ii)   standby letters of credit with a maximum maturity of one
       (1)  year but not to extend beyond the Revolving Line Expiration Date.

              (iii) The amount of the letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed One Million Dollars ($1,000,000) for commercial letters of credit and Seven Hundred Fifty Thousand Dollars ($750,000) for standby letters of credit.

              (iv) The following letter of credit is outstanding from the Bank for the account of the Borrower:

                     LETTER OF CREDIT NUMBER      AMOUNT
                     LASB #227940                $375,000

       As of the date of this Agreement, this letter of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement, except that this letter of credit may expire no later than February 28, 2001.

       The Borrower agrees:

              (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

              (b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

              (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

              (d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

              (e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

              (f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

              (g) to pay the Bank a non-refundable fee equal to 1.25% per annum of the outstanding undrawn amount of each standby letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

2.     FACILITY NO. 2:  EXISTING TERM LOAN A

       2.1 OUTSTANDING TERM LOAN A. There is outstanding from the Bank to the Borrower a term loan in the original principal amount of Two Million Fifty Thousand Dollars ($2,050,000). This term loan is currently subject to the terms and conditions of Facility No. 2 of the Business Loan Agreement dated as of September 11, 1998. As of the date of this Agreement, the term loan shall be deemed to be outstanding as Facility No. 2 under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

       2.2 INTEREST RATE. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

       2.3    REPAYMENT TERMS.

              (a) The Borrower will pay all accrued but unpaid interest on September 30, 1998 and then monthly thereafter until payment in full of the principal of this loan.

              (b) The Borrower will repay the principal amount of Facility No. 2 in four (4) equal successive quarterly installments of One Hundred Two Thousand Five Hundred Dollars ($102,500) each, starting November 30, 1999. On August 31, 2000, the Borrower will repay the remaining principal balance plus any interest then due.

              (c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

       2.4 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below for this Facility No. 2 during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

              (a)    the Cayman Rate plus 1.50 percentage points.

              (b)    the LIBOR Rate plus 1.50 percentage points.

3.     FACILITY NO. 3:  EXISTING TERM LOAN B

       3.1 OUTSTANDING TERM LOAN B. There is outstanding from the Bank to the Borrower a term loan in the original principal amount of Four Million Dollars ($4,000,000), which was funded in two disbursements. The first disbursement was for Three Million Three Hundred Thousand Dollars ($3,300,000) (the "First Disbursement"), and the second disbursement was for Six Hundred Ninety Two Thousand Five Hundred Twenty and 78/100 Dollars ($692,520.78) (the "Second Disbursement"). This loan is currently subject to the terms and conditions of Facility No. 3 of the Business Loan Agreement dated as of September 11, 1998. As of the date of this Agreement, the term loan shall be deemed to be outstanding as Facility No. 3 under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

       3.2    INTEREST RATE.

              (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

              (b) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

       3.3    REPAYMENT TERMS.

              (a) The Borrower will pay all accrued but unpaid interest on the last day of the first month after funding and then monthly thereafter and upon payment in full of the principal of the loan.

              (b)    The Borrower will repay principal as follows:

                     (i) The Borrower will repay principal of the First Disbursement in eight (8) successive quarterly installments of One Hundred Sixty Five Thousand Dollars ($165,000) starting December 5,1999. On December 5, 2002, the Borrower will repay the remaining principal balance plus any interest then due under the First Disbursement.

                     (ii) The Borrower will repay the principal of the Second Disbursement in fourteen (14 ); successive quarterly installments of Thirty Four Thousand Six Hundred Twenty-Six Dollars ($34,626) on the 15th day of each quarter starting October 15, 1999. On April 15, 2003, the Borrower will repay the remaining principal balance plus any interest then due under the Second Disbursement.

       3.4 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below for this Facility No. 3 during interest periods agreed to by the Bank and the Borrower. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interests rate are available:

              (a)    the Cayman Rate plus 1.75 percentage points.

              (b)    the LIBOR Rate plus 1.75 percentage points.

4.     FACILITY NO. 4:  EXISTING TERM LOAN C

       4.1 OUTSTANDING TERM LOAN C. There is outstanding from the Bank to the Borrower a term loan in the original principal amount of Three Million One Hundred Ninety Thousand Dollars ($3,190,000). This term loan is currently subject to the terms and conditions of Facility No. 2 of the Business Loan Agreement dated as of September 11, 1998. As of the date of this Agreement, the term loan shall be deemed to be outstanding as Facility No. 4 under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

       4.2    INTEREST RATE.

              (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus the Applicable Amount.

              (b) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

       4.3    REPAYMENT TERMS.

              (a) The Borrower will pay all accrued but unpaid interest on September 30, 1999 and then monthly thereafter until payment in full of the principal of this loan.

              (b) The Borrower will repay the principal amount of Facility No. 4 in five (5) successive quarterly installments of One Hundred Fifty Nine Thousand Five Hundred Dollars ($159,500) each, starting November 30, 1999. On August 31, 2000, the Borrower will repay the remaining principal balance plus any interest then due.

       4.4 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below for this Facility No. 4 during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

              (a)    the Cayman Rate plus the Applicable Amount.

              (b)    the LIBOR Rate the Applicable Amount.

5.     FACILITY NO.5:  NON-REVOLVING ACQUISITION LINE OF CREDIT AMOUNT AND TERMS

       5.1    LINE OF CREDIT AMOUNT.

              (a) During the availability period described below, the Bank will provide a line of credit ("Facility No. 5") to the Borrower. The amount of the line of credit (the "Facility No. 5 Commitment") is Six Million Dollars ($6,000,000).

              (b) This is a non-revolving line of credit with a term repayment option. Any amount borrowed, even if repaid before the expiration date of this line of credit permanently reduces the remaining available line of credit.

              (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit to exceed the Facility No. 5 Commitment.

       5.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and August 31, 2000 unless the Borrower is in default.

       5.3    INTEREST RATE.       Unless the Borrower elects an optional
interest rate as described below, the interest rate is the Bank's Reference Rate plus the Applicable Amount.

       5.4    REPAYMENT TERMS.

              (a) The Borrower will pay interest on September 30, 1999, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

              (b) The Borrower will repay principal of each separate advance in 20 successive quarterly installments, each equal to 1/20 of the amount of the advance, payable commencing on the last day of the third month after the funding of such advance.

       5.5 OPTIONAL INTEREST RATES. Instead of the interest rates based on the Bank's Reference Rate, the Borrower may elect the optional interest rate listed below for this Facility No. 5 during interest periods agreed to by the Bank and the Borrower. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

              (a)    the Cayman Rate plus the Applicable Amount.

              (b)    the LIBOR Rate plus the Applicable Amount.

6.     FACILITY NO. 6:  NON-REVOLVING CAP EX LINE OF CREDIT AMOUNT AND TERMS

       6.1    LINE OF CREDIT AMOUNT.

              (a) During the availability period described below, the Bank will provide a line of credit ("Facility No. 6") to the Borrower. The amount of the line of credit (the "Facility No. 6 Commitment") is Three Million Dollars ($3,000,000).

              (b) This is a non-revolving line of credit with a term repayment option. Any amount borrowed, even if repaid before the expiration date of this line of credit permanently reduces the remaining available line of credit.

              (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit to exceed the Facility No. 6 Commitment.

       6.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and August 31, 2000 unless the Borrower is in default.

       6.3 INTEREST RATE. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus the Applicable Amount.

       6.4    REPAYMENT TERMS.

              (a) The Borrower will pay interest on September 30, 1999, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

              (b) The Borrower will repay principal of each separate advance in 20 successive quarterly installments, each equal to 1/20 of the amount of the advance, payable commencing on the last day of the third month after the funding of such advance.

       6.5 OPTIONAL INTEREST RATES. Instead of the interest rates based on the Bank's Reference Rate, the Borrower may elect the optional interest rate listed below for this Facility No. 5 during interest periods agreed to by the Bank and the Borrower. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

              (a)    the Cayman Rate plus the Applicable Amount.

              (b)    the LIBOR Rate plus the Applicable Amount.

7.     FACILITY NO. 7:  STANDBY LETTER OF CREDIT

       7.1 LETTER OF CREDIT. There is outstanding a standby letter of credit issued by the Bank for the benefit of Hong Kong Shanghai Banking Corp. with an initial maturity of April 30, 2000. This standby letter of credit includes a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary. This letter of credit includes a final maturity date of April 30, 2004, which will not be subject to automatic extension. As of the date of this Agreement, this letter of credit shall be deemed to be outstanding as Facility No. 7 under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

       7.2 AMOUNT. The amount of the letter of credit (including the drawn and unreimbursed amounts of the letter of credit) may not exceed One Million Eight Hundred Thirty Three Thousand Dollars ($1,833,000).

       7.3    OTHER TERMS.  The Borrower agrees:

                     (a) if there is a default under this Agreement, to immediately prepay and make the Bank whole for the outstanding letter of credit.

                     (b) the issuance of the letter of credit and any amendment to the letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

                     (c) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

                     (d) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing the letter of credit for the Borrower.

                     (e) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

                     (f) to pay the Bank a non-refundable fee equal to 1.00% per annum of the outstanding undrawn amount of the letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at the Bank's option, the amount of the fee shall be increased to 1.5% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower."

8.     OPTIONAL INTEREST RATES

       8.1 OPTIONAL RATES. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the last day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

       8.2 CAYMAN RATE. The election of Cayman Rates shall be subject to the following terms and requirements:

              (a) The interest period during which the Cayman Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

              (b) Each Cayman Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

              (c) The Borrower may not elect a Cayman Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

              (d) The "Cayman Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                     Cayman Rate =      Cayman Base Rate
                                   ---------------------------
                                   (1.00 - Reserve Percentage)

       Where,

                     (i) "Cayman Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

              (e) Each prepayment of a Cayman Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                     (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

              (f) The Bank will have no obligation to accept an election for a Cayman Rate Portion if any of the following described events has occurred and is continuing:

                     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a Cayman Rate Portion are not available in the offshore Dollar inter-bank market; or

                     (ii) the Cayman Rate does not accurately reflect the cost of a Cayman Rate Portion.

       8.3 LIBOR RATE. The election of LIBOR Rates shall be subject to the following terms and requirements:

              (a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

              (b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

              (c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                     LIBOR Rate =  London Inter-Bank Offered Rate
                                   ------------------------------
                                    (1.00 - Reserve Percentage)

       Where,

                     (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

                     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

              (d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

              (e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

              (f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

              (g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                     (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

              (h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

                     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

                     (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

9.     FEES, EXPENSES AND COSTS

       9.1 UNUSED COMMITMENT FEE. The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment, the Facility No. 5 Commitment, and the Facility No. 6 Commitment, and the amount of credit it actually uses under such facilities, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.125% per year. This fee is due on November 30, 1999, and on the last day of each following quarter until the expiration date of the applicable facility.

       9.2 EXPENSES. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

       9.3    REIMBURSEMENT COSTS.

              (a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

              (b) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

10.    COLLATERAL

       10.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

              (a)    Machinery, equipment, and fixtures.

              (b)    Inventory.

              (c)    Receivables.

              (d)    Patents, trademarks and other general intangibles.

11.    DISBURSEMENTS, PAYMENTS AND COSTS

       11.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

       11.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

              (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

              (b) made for the account of the Bank's branch selected by the Bank from time to time;

              (c) made in immediately available funds, or such other type of funds selected by the Bank;

              (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

       11.3   TELEPHONE AND TELEFAX AUTHORIZATION.

              (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

              (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 12331-16650, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

              (c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

       11.4   DIRECT DEBIT (PRE-BILLING).

              (a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 12331-16650, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

              (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

              (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                     (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

                     (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

       Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

              (d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

       11.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day. For amounts bearing interest at a LIBOR Rate, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars.

       11.6 TAXES. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

       11.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

              (a)    any reserve or deposit requirements; and

              (b) any capital requirements relating to the Bank's assets and commitments for credit.

       11.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

       11.9 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is two (2.00) percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. Any interest, fees or costs which are not paid when due shall bear interest at the Bank's Reference Rate plus two (2.00) percentage points. This may result in compounding of interest.

12.    CONDITIONS

       The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

       12.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

       12.2 SECURITY AGREEMENTS. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

       12.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

       12.4 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

       12.5   GUARANTIES.

              (a) A Continuing Guaranty (Multicurrency) executed by the Borrower in the amount of Two Million One Hundred Thousand U.S. Dollars (U.S. $2,100,000) guarantying the Obligations of IMPCO Technologies, B.V.; and

              (b) A Continuing Guaranty (Multicurrency) executed by the Borrower in the amount of Three Million U.S. Dollars (U.S. $3,000,000) guarantying the obligations of Grupo I.M.P.C.O. Mexicano, S. de R.L. de C.V. arising in connection with the Mexico Commitment together with Corporate Resolutions Authorizing Execution of Guaranty (Multicurrency).

       12.6   OTHER ITEMS.  Any other items that the Bank reasonably requires.

13.    REPRESENTATIONS AND WARRANTIES

       When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

       13.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

       13.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

       13.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

       13.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

       13.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

       13.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

              (a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition.

              (b)    in compliance with all government regulations that apply.

       13.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

       13.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

       13.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

       13.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

       13.11 INCOME TAX RETURNS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

       13.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

       13.13 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

       13.14 YEAR 2000 PROBLEM. On the basis of a comprehensive review and assessment of the Borrower's systems and equipment and inquiry made of the Borrower's material suppliers, vendors and customers, the Borrower reasonably believes that the "Year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31, 1999), including costs of remediation, will not result in a material adverse change in the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower. The Borrower has developed feasible contingency plans adequately to ensure uninterrupted and unimpaired business operation in the event of failure its own or a third party's systems or equipment due to the Year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

14.    COVENANTS

       The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

       14.1 USE OF PROCEEDS. To use the proceeds of (i) Facility No. 1 only for the Borrower's working capital and other general corporate purposes; (ii) Facility No. 2 only for the Borrower's acquisition of a 51% ownership in Technisch Bureau Media BV and related acquisition costs; (iii) Facility No. 3 only for the acquisition of Grupo I.M.P.C.O. Mexicano and an interest in IMPCO, B.V.; (iv) Facility No. 4 only for the acquisitions made between September 11, 1998, and the date of this Agreement; Facility No. 5 only for the financing of Acceptable Acquisitions; Facility No. 6 only for the financing of capital expenditures; and Facility No. 7 only for the issuance of credit described in
such facility.   For purposes of this Agreement, "Acquisition" (collectively,
"Acquisitions") means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a person or entity or any business or division of a person or entity, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any entity, or otherwise causing any entity to become a subsidiary, or (c) a merger or consolidation or any other combination with another entity (other than an entity that is a subsidiary) provided that the Borrower is the surviving entity; "Acceptable Acquisition" (collectively, "Acceptable Acquisitions") means an Acquisition where (i) the Acquisition has been approved by the board of directors or similar governing body of the entity, whose assets, business, or securities are to be acquired or purchased, (ii) immediately after such Acquisition, the Borrower would be in compliance with the terms and conditions of this Agreement on a pro forma basis, and (iii) the business of the person or entity to be acquired is substantially similar to the existing business of the Borrower.

       14.2 FINANCIAL INFORMATION. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

              (a) Within 90 days of each fiscal year end, the Borrower's annual financial statements. These financial statements must be audited by a certified public accountant acceptable to the Bank. The statements shall be prepared on a consolidated and consolidating basis.

              (b) Within 30 days of each fiscal quarter's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

              (c) Within 90 days of each fiscal year end, copies of the Borrower's Form 10-K Annual Report.

              (d) Within 45 days of each fiscal quarter, copies of the Borrower's Form 10-Q Quarterly Report.

              (e) Within 90 days of each fiscal year end, consolidated and consolidating projections for the then current fiscal year of the Borrower.

              (f) Within the period(s) provided in subparagraphs (a) and (b) above, a compliance certificate signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

       14.3 QUICK RATIO. To maintain on a consolidated basis a ratio of quick assets to current liabilities of at least 0.70:1.0.

       "Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments. This covenant will be calculated on a quarterly basis.

       14.4 TANGIBLE NET WORTH. To maintain on a consolidated basis tangible net worth equal to Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000), PLUS, as of each April 30, commencing April 30, 2000, an amount equal to 75% of the Borrower's net income after income taxes (without subtracting losses) earned in the preceding 12-month period.

       "Tangible net worth" means the gross book value of assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles but including 100% of any additional paid in capital from additional equity issuances or otherwise), LESS total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets. This covenant will be calculated on a quarterly basis.

       14.5 FUNDED DEBT TO EBITDA. To maintain on a consolidated basis a ratio of total interest bearing debt to EBITDA not exceeding 2.75:1.00. This ratio will be calculated at the end of each fiscal quarter, using the result of that quarter and each of the 3 immediately preceding quarters.

       "EBITDA" means the sum of income from operations and investments before taxes, plus interest expense, plus depreciation and amortization.


       14.6 CASH FLOW RATIO. To maintain on a consolidated basis a cash flow ratio of at least 1.35:1.00.

       "Cash flow ratio" means the ratio of cash flow to the current portion of long term liabilities. "Cash flow" is defined as net income from operations and investments, PLUS interest expense, depreciation, amortization and other non-cash charges, LESS dividends and maintenance capital expenditures not exceeding One Million Five Hundred Thousand Dollars ($1,500,000), DIVIDED BY the sum of interest expense PLUS current portion of long term debt. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term liabilities will be measured as of the last day of the preceding fiscal year.

       14.7 OTHER DEBTS. Not to have outstanding or incur any direct or contingent liabilities (other than those to the Bank and/or any other subsidiary or affiliate of Bank of America Corporation), or become liable for the liabilities of others without the Bank's written consent. This does not prohibit:

              (a) Acquiring goods, supplies, or merchandise on normal trade credit, and incurring indebtedness for services rendered, similar in nature and amount to such indebtedness incurred by the Borrower in the past.

              (b) Endorsing negotiable instruments received in the usual course of business.

              (c)    Obtaining surety bonds in the usual course of business.

              (d) Liabilities in existence on the date of this Agreement disclosed in writing to the Bank.

              (e) Additional debts for purchase money transactions including capital leases, conditional sales or other title retention contracts with respect to property used or acquired, which do not exceed a total principal amount of Three Hundred Thousand Dollars ($300,000) for each annual accounting period.

       14.8 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

              (a) Deeds of trust and security agreements in favor of the Bank.

              (b)    Liens for taxes not yet due.

              (c) Additional purchase money security interests and similar liens in property acquired after the date of this Agreement, to secure transactions permitted under Paragraph 11.7(e).

       14.9   NOTICES TO BANK.  To promptly notify the Bank in writing of:

              (a) any lawsuit over One Hundred Thousand Dollars ($100,000) against the Borrower.

              (b) any substantial dispute between the Borrower and any government authority.

              (c)    any failure to comply with this Agreement.

              (d) any material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

              (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

       14.10  BOOKS AND RECORDS.  To maintain adequate books and records.

       14.11 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower each authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

       14.12 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

       14.13 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

       14.14 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

       14.15 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

       14.16 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

       14.17  INSURANCE.

              (a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

              (b) GENERAL BUSINESS INSURANCE. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

              (c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

       14.18 ADDITIONAL NEGATIVE COVENANTS. Except with respect to an Acceptable Acquisition financed under Facility No. 5, not to, without the Bank's written consent:

              (a) engage in any business activities substantially different from the Borrower's present business.

              (b)    liquidate or dissolve the Borrower's business.

              (c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company, for a total consideration (including assumption of debt) which, when added to any consideration (including assumption of debt) for transactions described in subparagraph
       (c) below, would exceed One Million Dollars ($1,000,000).

              (d) sell, lease, transfer or dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in an aggregate amount not exceeding Two Hundred Thousand Dollars ($200,000) in any fiscal year.

              (e) acquire or purchase a business or its assets for a consideration (including assumption of debt) which, when added to any consideration (including assumption of debt) for transactions described in subparagraph (c) above, would exceed One Million Dollars ($1,000,000).

              (f) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

              (g) enter into any sale and leaseback agreement covering any of its fixed or capital assets.

              (h) voluntarily suspend its business for more than 7 days in any 30 day period.

15.    HAZARDOUS WASTE INDEMNIFICATION

       The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance, material, or waste which is or becomes designated as "hazardous," "toxic," "pollutant,", or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation, or otherwise) or judicial interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

16.    DEFAULT

       If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

       16.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement within 10 days after the date when due.

       16.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

       16.3 FALSE INFORMATION. The Borrower has given the Bank false or misleading information or representations.

       16.4 BANKRUPTCY. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or the Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower is dismissed within a period of 60 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

       16.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

       16.6 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

       16.7 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

       16.8 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's financial condition or ability to repay.

       16.9 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

       16.10 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed and such default is not cured or waived within any cure period applicable thereto.

       16.11 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, or other document required by this Agreement is violated or no longer in effect.

       16.12 OTHER BANK AGREEMENTS. The Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank.

       16.13 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

17.    ENFORCING THIS AGREEMENT; MISCELLANEOUS

       17.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

       17.2   CALIFORNIA LAW.  This Agreement is governed by California law.

       17.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower each agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

       17.4   ARBITRATION.

              (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

                     (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

                     (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

                     (iii)  Any violation of this Agreement; or

                     (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

              (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

              (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

              (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

              (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

              (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

              (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

                     (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                     (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                     (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

                     (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

              (h) This provision does not limit the right of the Borrower or the Bank to:

                     (i)    exercise self-help remedies such as setoff;

                     (ii) foreclose against or sell any real or personal property collateral; or

                     (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                            (A)    an interim remedy; and/or

                            (B)    additional or supplementary remedies.

              (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

              (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

       17.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

       17.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

       17.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

       17.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

              (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

              (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

              (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

       17.9 INDEMNIFICATION. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

       17.10 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank, the Borrower may specify from time to time in writing.

       17.11 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

       17.12 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

       17.13 PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes the Business Loan Agreement entered into as of September 11, 1998 between the Bank, the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

       This Agreement is executed as of the date stated at the top of the first page.


   BANK OF AMERICA, N.A.
                                             IMPCO TECHNOLOGIES, INC.

   By:                                       By:
      ------------------------------            -------------------------
              Jeff Thom

   Title:     Vice President                 Title:
          --------------------------               ----------------------

   Address where notices to the Bank are     Address where notices to the
   to be sent:                               Borrower are to be sent:

   525 S. Flower Street, Mezzanine Level     16804 Gridley Place
   Los Angeles, CA  90071                    Cerritos, CA  90701-1792